EXHIBIT 99.1
For Immediate Release

QUALMARK CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

(July 25, 2007) — Denver, Colorado — QualMark Corporation (OTCBB: QMRK) a world leader in designing, manufacturing and marketing HALT (Highly Accelerated Life Testing), HASS (Highly Accelerated Stress Screening) and electro-dynamic systems, today announced results for the second quarter ended June 30, 2007.
Revenue for the quarter ended June 30, 2007 was $3,679,000 as compared to $4,288,000 for the comparable period last year. Net income for the quarter was $25,000 or $0.00 per diluted share as compared to net income of $261,000, or $0.03 per diluted share for the second quarter of the prior year.
For the six months ended June 30, 2007, revenue was $7,287,000 as compared to $8,486,000 for the comparable period last year. Net income for the first half of fiscal 2007 was $112,000 or $0.01 per diluted share as compared to net income of $530,000, or $0.06 per diluted share in the same period last year.
Charles Johnston, President and Chief Executive Officer stated, “Despite the decrease in our revenues, we are pleased to see unique opportunities in our electrodynamic segment, Ling Electronics. In addition to a record backlog in the electrodynamic business, we continue to see signs of growth in this particular segment for the remainder of the year. Positive cash flow combined with a strong balance sheet enables us to expand upon our business plan.”
Mr. Johnston concluded, “We have opportunistically invested in our sales and marketing initiatives to expand globally and are enthusiastic about our business strategy. Those investments are just now beginning to show results and we expect to see the financial contribution from those efforts continue in future quarters. Additionally, the company has taken aggressive steps to increase revenue in response to the continued challenging business environment, in which we expect to see the positive impact of these steps materialize in the last half of 2007 and into 2008.”
QualMark’s quarterly conference call to discuss second quarter 2007 results will be held today, July 25, 2007 at 11:00 a.m. Eastern Time.
To participate via conference call dial 888-318-6430 no later than 10:50 a.m. EST on July 25th. The leader name is Charles Johnston. The QualMark security code to access this earnings call is QUALMARK. A rebroadcast of the call will be available for 60 days at 877-919-4059 (international, dial 334-323-7226) Please refer to confirmation code 45179382.

	Quarter to Date			Year to Date
	June 30			June 30
	2007		2006	2007		2006
HALT/HASS segment revenue	$3,069,000		$3,545,000	$5,874,000		$6,953,000
Electrodynamic segment revenue	610,000		743,000	1,413,000		1,533,000

Total revenue	3,679,000		4,288,000	7,287,000		8,486,000

Gross profit	1,515,000		1,939,000	3,111,000		3,709,000
Gross profit margin	41.2%		45.2%	42.7%		43.7%

Income from operations	140,000		398,000	356,000		803,000
Pretax income	45,000		320,000	193,000		652,000

Net income	25,000		261,000	112,000		530,000

Earnings Per Share:
Basic:
Net income	25,000		261,000	112,000		530,000
Preferred stock dividends	—		(62,000)	—		(122,000)
Accretion of redeemable preferred stock	—		(37,000)	—		(74,000)

Net income available to common shareholders	25,000		162,000	112,000		334,000

Basic earnings per share	*		$0.04	$0.01		$0.08

Basic weighted average shares outstanding	8,803,000		4,474,000	8,796,000		4,456,000

Diluted:
Net income	25,000		261,000	112,000		530,000
Interest expense from convertible debt	—		21,000	—		36,000

Net income available to common shareholders — Diluted	25,000		282,000	112,000		566,000

Diluted earnings per share	*		$0.03	$0.01		$0.06

Diluted weighted average shares outstanding	8,883,000	(a)	9,354,000	8,877,000	(a)	9,288,000

*	Less than $0.01 per share.

(a)	Does not include common shares obtainable upon conversion of convertible debt, as the effect would be anti-dilutive.

QualMark Corporation, headquartered in Denver, Colorado is the leader in designing, marketing, and manufacturing accelerated life-testing systems (HALT and HASS) providing the world’s largest corporations with solutions that improve product reliability and allow them to get to market faster. The Company has installed more than 600 of its proprietary testing systems in 30 countries. The Company operates and partners with ten testing facilities worldwide.
The Company also offers electrodynamic vibration solutions through its subsidiaries, QualMark Ling Electronics and QualMark ACG Corporation.
QualMark Ling Electronics and ACG Corporation, headquartered in West Haven, Connecticut are the leaders in supplying electro-dynamic systems, components, and service to the worldwide vibration test equipment market.
The statements included in this press release concerning predictions of economic performance and management’s plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company’s Securities and Exchange Commission filings; downturns in the Company’s primary markets; variability of order flow, future economic conditions; competitive products and pricing; new product development; disruptions in the Company’s operations from acts of God or extended maintenance; transportation difficulties; or the delivery of product under existing contracts and other factors.
Contact:
QualMark Corporation
Charles Johnston, President and CEO
Anthony Scalese, CFO
303-254-8800
Internet: www.qualmark.com